
Pricing Supplement dated May 23, 2000                           Rule 424(b)(3)
(To Prospectus dated January 12, 2000 and                   File No. 333-89659
Prospectus Supplement dated January 12, 2000)

                          TOYOTA MOTOR CREDIT CORPORATION

                         Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount: $100,000,000           Trade Date: May 23, 2000
Issue Price:  100%                       Original Issue Date: May 30, 2000
Initial Interest Rate:  See "Additional  Net Proceeds to Issuer: $100,000,000
Terms of the Notes"                      Principal's Discount
Interest Payment Period: Quarterly          or Commission: 0.0%
Stated Maturity Date: June 1, 2001

______________________________________________________________________________

Calculation Agent:  Bankers Trust Company

Interest Calculation:
     [X]  Regular Floating Rate Note      [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note             (Fixed Rate Commencement
            (Fixed Interest Rate):                Date):
     [ ]  Other Floating Rate Note               (Fixed Interest Rate):
            (see attached)

     Interest Rate Basis: [ ] CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
             [ ]  Eleventh District Cost of Funds Rate [ ]  Federal Funds Rate
             [ ]  LIBOR     [X]  Treasury Rate       [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [ ]  Telerate Page:

     Initial Interest Reset Date: See "Additional Spread (+/-): +0.63%
                    Terms of the Notes"
     Interest Rate Reset Period: Weekly           Spread Multiplier:  N/A
     Interest Reset Dates: See "Additional        Maximum Interest Rate: N/A
                    Terms of the Notes"
     Interest Payment Dates: September 1, 2000    Minimum Interest Rate: N/A
       December 1, 2000, March 1, 2001 and        Index Maturity: 3 months
       June 1, 2001                               Index Currency: U.S. dollars


Day Count Convention:
     [ ] 30/360 for the period from     to
     [X] Actual/Actual for the period from 5/30/2000 to but excluding 6/1/2001
     [ ] Other (see attached)                        to

Redemption:
     [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date.
         Initial Redemption Date: N/A
         Initial Redemption Percentage: N/A
         Annual Redemption Percentage Reduction: N/A

Repayment:
     [X] The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
         Optional Repayment Date(s):
         Repayment Price:     %
Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

                         ___________________________
                         Credit Suisse First Boston

Additional Terms of the Notes

     The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement (the "Notes") will be equal to the sum of (i) the Treasury Rate having an Index Maturity of three months as determined in the May 30, 2000 Treasury bill auction (or if no auction is held that day, the immediately preceding auction), as such rate is displayed under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc. on page 56, plus (ii) 0.63%.

     The Interest Reset Date (including the Initial Interest Reset Date) shall be on the Tuesday of each week (except as otherwise specified in the Prospectus Supplement dated January 12, 2000).

Plan of Distribution

     Under the terms of and subject to the conditions of an Appointment Agreement dated September 15, 1999 and an Appointment Agreement Confirmation dated May 23, 2000 (collectively, the "Agreement"), between TMCC and Credit Suisse First Boston Corporation ("CSFB"), CSFB, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100.00% of their principal amount. CSFB may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by CSFB.

     Under the terms and conditions of the Agreement, CSFB is committed to take and pay for all of the Notes offered hereby if any are taken.

     Affiliates of CSFB have in the past and may in the future engage in general financing and banking transactions with TMCC and its affiliates.